Exhibit 5.2

[ITC^DeltaCom, Inc. Letterhead]

June 25, 2010

Boards of Directors

ITC^DeltaCom, Inc., DeltaCom, Inc., and DeltaCom Information Systems, Inc.

7037 Old Madison Pike

Huntsville, AL 35806

Hogan Lovells US LLP

555 Thirteenth Street, N.W.

Washington, D.C. 20004

Ladies and Gentlemen:

I am General Counsel to the Alabama corporations set forth on Exhibit A attached hereto (each an “Alabama Corporation” and collectively, the “Alabama Corporations”) and am furnishing this opinion letter in connection with the registration statement on Form S-4, as amended (the “Registration Statement”), filed by ITC^DeltaCom, Inc., a Delaware corporation (the “Company”), and by each of the Company’s direct and indirect subsidiaries identified as a “Co-Registrant” on the cover page of the Registration Statement, including the Alabama Corporations (each a “Guarantor” and collectively, the “Guarantors”), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, and relating to the proposed offering of $325,000,000 in aggregate principal amount of 10.5% Senior Secured Notes due 2016 of the Company (the “Exchange Notes”) in exchange for up to $325,000,000 in aggregate principal amount of 10.5% Senior Secured Notes due 2016 of the Company outstanding as of the date hereof (the “Original Notes”), and of the guarantees of the Exchange Notes (the “Guarantees”) to be issued by the Alabama Corporations and the other Guarantors. The Original Notes were issued, and the Exchange Notes will be issued, pursuant to an indenture, dated as of April 9, 2010 (the “Indenture”), by and among the Company, the Guarantors parties thereto and The Bank of New York Mellon Trust Company, N.A., as trustee.

For purposes of this opinion letter, I have examined copies of the documents listed on Schedule I attached hereto and such other agreements, instruments and documents as I have deemed an appropriate basis on which to render the opinions hereinafter expressed. In my examination of the aforesaid documents, I have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to me, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to me as copies (including telecopies). As to all matters of fact, I have relied on the representations and statements of fact made in the documents, I have not independently established the facts so relied on, and I have not made any investigation or inquiry other than my examination of such documents. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

This opinion letter is based as to matters of law solely on the laws of the State of Alabama, including the Alabama Business Corporation Act (the “Corporation Act”).

Based upon, subject to and limited by the foregoing, I am of the opinion that:

1. Each Alabama Corporation is validly existing as a corporation under the Corporation Act as of the date hereof.

2. Each Alabama Corporation had as of the date of the Indenture and has as of the date hereof the corporate power to execute, deliver and perform its obligations under the Indenture.

3. The Indenture has been duly authorized, executed and delivered by each Alabama Corporation under the Corporation Act.

The opinions expressed above are solely for the benefit of the named addressees hereof. No other person may rely on the opinions expressed above for any other purpose or in any other context, except that Hogan Lovells US LLP may rely on such opinions solely for the purposes described below. This opinion letter may not be quoted by you or any other person without my prior written consent, except as set forth below. This opinion letter is limited to the matters expressly stated herein, and no opinion is to be implied or may be inferred beyond the matters expressly stated herein.

I hereby consent to Hogan Lovells US LLP’s reliance upon the opinions expressed above in connection with its opinions to the Company regarding the validity of the Exchange Notes and the Guarantees filed as Exhibit 5.1 to the Registration Statement, and to the reference to me under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement. I also consent to your filing of this opinion letter as Exhibit 5.2 to the Registration Statement. In giving this consent, I do not thereby admit that I am an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ J. Thomas Mullis

J. Thomas Mullis General Counsel for each of the Alabama
Corporations identified on Exhibit A

EXHIBIT A

Alabama Corporations

DeltaCom, Inc.

DeltaCom Information Systems, Inc.

SCHEDULE I

1.	The Articles of Incorporation of each Alabama Corporation as certified by the Secretary of State of the State of Alabama on April 1, 2010.

2.	The Bylaws of each Alabama Corporation.

3.	Certificates from the Secretary of State of the State of Alabama as to each Alabama Corporation’s existence and good standing in the State of Alabama, in each case dated June 24, 2010, and letters from The Corporation Trust Company, dated as of the date hereof, advising that each Alabama Corporation is in good standing in the State of Alabama.

4.	Certain resolutions of the Board of Directors of each Alabama Corporation adopted by joint written consent dated and effective as of February 8, 2010 and April 8, 2010, relating to, among other things, the authorization, execution and delivery of the Indenture.

5.	An executed copy of the Indenture dated as of April 9, 2010.